Exhibit 99.1

SUPERVALU Completes Refinancing of Senior Secured Term Loan
MINNEAPOLIS - (BUSINESS WIRE) - June 8, 2017 - SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the refinancing of its existing senior secured term loan credit agreement. The new seven-year senior secured term loan credit agreement provides for an initial term loan facility of $525 million, which was used to refinance outstanding loans under the prior term loan credit agreement, and a delayed draw term loan facility of $315 million which is expected to be drawn down in full for the purpose of consummating the acquisition of Unified Grocers, Inc. The acquisition is currently expected to close in late June, and remains subject to customary closing conditions.
Borrowings under this new term loan credit agreement will bear interest at the rate of LIBOR plus 3.50 percent with a floor on LIBOR set at 1.00 percent, reflecting a 1.00 percent rate reduction compared to the prior term loan credit agreement for LIBOR based loans. The new term loan credit agreement will mature on June 8, 2024. However, if the Company has not repaid its 6.75 percent senior notes due June 1, 2021 or its 7.75 percent senior notes due November 15, 2022 by the date that is 91 days prior to the respective maturity date of such notes, the term loan will mature on the date that is 91 days prior to the maturity date of such notes. In addition, the covenants in the new term loan credit agreement were modified to give the Company additional strategic and operational flexibility.
Goldman Sachs Bank USA, RBC Capital Markets, Barclays, Credit Suisse, BMO Capital Markets and Citigroup acted as joint lead book-runners and joint lead arrangers while Wells Fargo Securities, U.S. Bank N.A., Rabobank and Natixis Securities acted as co-managers on the refinancing.
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $12 billion. SUPERVALU serves customers across the United States through a network of 2,363 stores composed of 1,902 stores operated by wholesale customers serviced primarily by the Company’s food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of February 25, 2017). Headquartered in Minnesota, SUPERVALU has approximately 29,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact
Steve Bloomquist
952-828-4144
steve.j.bloomquist@supervalu.com

Media Contact
Jeff Swanson
952-903-1645
jeffrey.s.swanson@supervalu.com